Exhibit 10.1
AMENDED AND RESTATED
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This is an agreement (the “Agreement”) between The Timberland Company (the “Company”) and                      (the “Executive”).
     The Company wishes to ensure the continued dedication of management to Company duties in the event of an actual or threatened change of control of the Company. The Executive has an important position in the management of the Company and wishes to continue in that position or such other position as may be assigned by the Company.
     The Company and Executive have entered into a Change of Control Severance Agreement dated                      (“Earlier Agreement”), and now agree to amend and restate the Earlier Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”), and to make certain other changes to the Earlier Agreement.
     The parties therefore agree as follows:
     1. This Agreement is effective as of                     . If the Executive’s employment with the Company terminates other than by death or disability within twenty-four (24) months following a Change of Control, the Executive may become entitled to benefits as described below.
     2. A “Change of Control”, as defined below, will occur at such time as (i) through an event or series of events any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) (other than the Swartz Family) shall have acquired directly or indirectly beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), fifty-one percent (51%) or more of voting stock of the Company necessary to elect a majority of the members of the Board of Directors of the Company (the “Board”); or (ii) the Swartz Family ceases to hold, or there is executed a definitive binding agreement under which the Swartz Family would cease to hold sufficient shares of the voting stock of the Company necessary to elect a majority of the members of the Board; or (iii) the stockholders of the Company approve a definitive binding agreement (A) to dispose of all or substantially all of the Company’s assets to a party other than the Swartz Family or an entity controlled by the Swartz Family, or (B) to liquidate the Company. For this purpose, the “Swartz Family” includes only Sidney W. Swartz, Jeffrey B. Swartz, the lineal descendants of each of Sidney W. Swartz and Jeffrey B Swartz, the Sidney W. Swartz 1982 Family Trust and any other trust or foundation controlled by Sidney W. Swartz and/or Jeffrey B. Swartz.

     3. The Agreement will terminate immediately, and the Company will have no further obligation to the Executive under the Agreement, if: (i) the Company terminates the Executive’s employment for Cause, as defined below, (ii) the Executive voluntarily terminates his employment without Good Reason, as defined below, other than in accordance with Section 5 of this Agreement, (iii) the Executive’s employment is terminated as a result of his death or Disability, or (iv) the Executive’s employment is terminated for any reason at any time other than during the twenty-four (24) months following a Change of Control.
     “Cause” means (i) the willful and continued failure of the Executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written specific demand by the Board or the Chief Executive Officer of the Company for substantial performance is delivered to the Executive, (ii) fraud or dishonesty by the Executive with respect to the Company, or (iii) the Executive’s conviction of, or plea of nolo contendere to, any felony. The Company may treat a termination of the Executive’s employment as termination for Cause only after (A) giving the Executive written notice of the intention to terminate for Cause and of his right to a hearing and (B) conducting a hearing at least ten (10) days after such notice at which the Executive may be represented by counsel.
     Termination by the Executive for “Good Reason” means termination within sixty (60) days following (i) a significant diminution in, or assignment of duties inconsistent with, the Executive’s position, authority, duties or responsibilities in effect immediately before the Change of Control, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice of the matter by the Executive, (ii) a failure to pay the Executive an annual base salary at least equal to the annual base salary in effect immediately before the Change of Control, (iii) a failure to pay the Executive an annual bonus at least equal to the average of the annual bonuses paid to him under the Company’s Short Term Incentive Program with respect to the five (5) full fiscal years of the Company (or for such fewer number of fiscal years for which the Executive has been eligible for the Program) preceding the Change of Control, except to the extent that such failure results from a general reduction in bonus payments to executives based solely on Company performance and such reduction is not caused by a material raising of the standards by which Company performance is measured, (iv) exclusion of the Executive from stock option programs or other incentive compensation programs in which other Company executives holding materially equivalent positions are permitted to participate, (v) exclusion of the Executive from life, health or accident insurance plans or other material welfare benefit plans in which other Company executives holding materially equivalent positions are permitted to participate, (vi) failure to provide the Executive with an office and secretarial support materially equivalent to that provided immediately prior to the Change of Control, (vii) relocation of the Executive’s principal place of work without his consent to a location more than thirty-five (35) miles from its location immediately prior to the Change of Control, (vii) imposition without the Executive’s consent of travel requirements that cause the Executive to be away from his principal place of work for significantly more consecutive or aggregate days in any calendar year than was required of him immediately prior to the Change of Control, or (viii) failure by the Company to comply with the provisions of Section 12 of this Agreement. The Executive may terminate employment for Good Reason only after giving the Company (A) written notice of the condition that would result in a termination of employment for Good Reason if not remedied, and (B) an opportunity to remedy the condition within ten (10) days after receiving such notice. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

     “Disability” means eligibility by the Executive for benefits under the Company’s Long Term Disability Plan.
     “Separation from Service” means Executive’s separation from service with the Company and its affiliates based on all relevant facts and circumstances within the meaning of Treas. Reg. Section 1.409A-1(h) or any successor thereto.
     “Termination Date” means the date of Executive’s Separation from Service.
     4. If, within twenty-four (24) months following a Change of Control, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Company will provide benefits as follows:
     (a) Within ninety (90) days following the Termination Date (or by March 15 of the calendar year following the Termination Date, if earlier), the Company will pay to the Executive a lump-sum cash amount equal to two hundred percent (200%) of the sum of (i) the Executive’s annual base salary in effect at the time of the termination of employment (or if the Executive’s annual base salary has been reduced within sixty-one (61) days prior to the termination, the base salary in effect immediately prior to the reduction), plus (ii) the average of the annual bonuses earned by the Executive under the Company’s Short Term Incentive Program with respect to the three (3) full fiscal years of the Company (or such fewer number of fiscal years for which the Executive has been eligible for the Program) preceding the termination of employment.
     (b) The Company will continue for a period of twenty-four (24) months following the Termination Date to provide the Executive with any medical, dental, disability and life insurance and automobile allowance benefits in effect at the time of his termination (or, if his level of benefits has been reduced within sixty-one (61) days of the termination, his level of benefits in effect prior to the reduction). To the extent the Company is unable to provide such benefits to the Executive under its existing plans and arrangements, it will arrange to provide the Executive with substantially similar benefits upon comparable terms.
     5. If, during the 13th full calendar month following a Change of Control, the Executive terminates his employment with the Company other than for Good Reason by giving 10 days written notice, and if the Executive complies with the agreement not to compete set forth below, the Company will provide benefits as follows:
     (a) Within ninety (90) days following the Termination Date (or by March 15 of the calendar year following the Termination Date, if earlier), the Company will pay to the Executive a lump-sum cash amount equal to 50% of the amounts that the Executive would have received under Section 4(a) above had his termination been for Good Reason.

     (b) The Company will provide the benefits described in Section 4(b) above for a period of 12 months following the Termination Date, except that the automobile allowance amount will be paid in a lump sum as described in (a) above.
As a condition to receipt of any benefits under this Section 5, the Executive agrees that he will not, for a period of six months following his termination of employment, engage in, be employed by, or in any way advise or act for, or have any financial interest in, any business that is a competitor of the Company without the express written consent of the Company. The ownership of less than 5% of any class of publicly-traded securities of a corporation will not be considered a financial interest in that corporation for this purpose.
     6. In the event of a Change of Control described in Section 2 (i) or (iii) above, any options to purchase Company stock or restricted stock or any similar kinds of equity awards held by the Executive under the Company’s stock compensation plans and arrangements will become immediately exercisable to the extent not otherwise provided for under such plans and arrangements and remain exercisable for the period of time during which such options would otherwise have remained exercisable under the terms of their governing documents.
     7. In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of the Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “Gross-up Payment”) to the Executive. The Gross-up Payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the Gross-up Payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999.
     Determinations under this Section 7 will be made by an accounting firm, benefits consulting firm or other firm expert in such determinations to be chosen by the Company after consultation with the Executive (the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except to the extent that the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.
     If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a Gross-up Payment or an additional Gross-up Payment, the Company and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such Gross-up Payments as are necessary to prevent the Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such Gross-up Payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses.

     Notwithstanding the foregoing, any Gross-up Payment must be paid to the Executive by the end of the calendar year next following the calendar year in which the taxes under this Section 7 are remitted to the applicable taxing authority; and any Gross-up Payment shall be subject to such delay in payment as may apply under Section 16 of this Agreement in the event that such payment is made in connection with the Executive’s termination of employment and is subject to Section 409A.
     8. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
     9. Benefits payable under this Agreement as a result of termination of the Executive’s employment will be considered severance pay in consideration of his past service and his continued service from the effective date of the Agreement, and his entitlement thereto will neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from other employment.
     10. The Company will pay any reasonable fees and expenses (including legal fees and other costs of arbitration or litigation) that the Executive incurs in enforcing his rights under this Agreement.
     11. The Executive will be deemed to be employed by the Company if employed by a subsidiary of the Company. For this purpose, a “Subsidiary” is any entity in which the Company has voting control.
     12. Except as provided in this Section 12, neither the Company nor the Executive may assign this Agreement or any interest herein without the prior written consent of the other. The Company will require that any entity with which it agrees to merge or consolidate or to which it agrees to transfer substantially all of the Company’s assets, expressly assume the obligations of the Company under this Agreement.
     13. If the Executive dies after becoming entitled to benefits under this Agreement following termination of employment but before all such benefits have been provided, (i) all unpaid cash amounts will be paid to the beneficiary that has been designated by the Executive in writing (the “Beneficiary”), or if none, to the Executive’s estate, (ii) all applicable insurance coverage will be provided to the Executive’s family as though Executive had continued to live, and (iii) any stock options that become exercisable will be exercisable by the Beneficiary, or if none, the estate.
     14. Benefits that become payable under this Agreement are in lieu of benefits to the Executive under any and all other severance plans or arrangements of the Company.
     15. Nothing contained in this Agreement is to be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

     16. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A so as not to subject Executive to the payment of any tax or interest which may be imposed under such section. If all or a portion of the benefits and payments provided under this Agreement constitute taxable income to Executive for any taxable year that is prior to the taxable year in which such payments and/or benefits are to be paid to Executive, as a result of the Agreement’s failure to comply with the requirements of Section 409A, the applicable payment or benefit shall be paid immediately to Executive to the extent such payment or benefit is required to be included in income.
     (a) Short-Term Deferral Exemption. It is intended that payments made under this Agreement due to Executive’s termination of employment that are not otherwise subject to Section 409A which are paid on or before the 15th day of the third month following the end of Executive’s taxable year in which his termination of employment occurs shall be exempt from compliance with 409A pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the regulations.
     (b) Separation Pay Exemption. It is intended that payments made under this Agreement due to Executive’s involuntary termination of employment by the Company without Cause or termination for Good Reason that are not otherwise subject to 409A which do not exceed two times the lesser of (a) the Executive’s annualized compensation (determined in under Section 409A) or (b) the maximum amount that may be taken into account under Section 401(a)(17) of the Internal Revenue Code ($245,000 for 2009) shall be exempt from compliance with 409A pursuant to the exemption for separation pay set forth in Section 1.409A-1(b)(9) of the regulations.
     (c) Six-Month Delay for Specified Employees. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment which are subject to 409A (“409A Payments”) shall be delayed for six months following the Termination Date. Any 409A Payment due within such six-month period shall be delayed to the end of such six-month period.
     (i) The Company will adjust the 409A Payment to reflect the deferred payment date by multiplying the payment or reimbursement by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365.
     (ii) The Company will make the adjusted 409A Payment at the beginning of the seventh month following Executive’s Termination Date. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Section 16(c) is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.

     17. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the President or Chairman of the Board of the Company.
     18. This is a New Hampshire contract and is to be construed and enforced under and be governed by the laws of the State of New Hampshire.

The Timberland Company
By: